EXHIBIT 99.1

Press Release
www.shire.com

Elections for Interim Dividend in Respect of the Six Months to June 30, 2014

September 1, 2014 - Shire plc (LSE: SHP, NASDAQ: SHPG) announced on July 18, 2014 an interim dividend of 3.83 US cents per Ordinary Share payable on October 3, 2014 to shareholders on the register of members at the close of business on September 5, 2014.

Shareholders are reminded that the final date for submission of elections to receive UK sourced dividends via the income access share arrangements is September 5, 2014.

In the absence of any such elections, previous elections or deemed elections will remain in force.

Shareholders who do not elect (or have not been deemed to elect) to receive UK sourced dividends through the income access share arrangements are reminded that their dividends will be Irish sourced and subject to Irish dividend withholding tax unless the Company's Registrar is in possession of a valid exemption form by 5pm on September 5, 2014. Exemption forms may be submitted by email to queriesdividendplanning@equiniti.com

Enquiries may be addressed to the Company’s Registrar’s Dividend Planning Team on + 44 (0) 1903 854 103.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Stephanie Fagan	sfagan@shire.com	+1 781 482 0460
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Neuroscience, Rare Diseases, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmology.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX